As Filed With the Securities and Exchange Commission on July 24, 2008

Registration No. 333-57664

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Third Wave Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	39-1791034
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

502 South Rosa Road, Madison, Wisconsin	53719
(Address of Principal Executive Offices)	(Zip Code)

1995 Incentive Stock Option Plan

1997 Incentive Stock Option Plan

1997 Nonqualified Stock Option Plan

1998 Incentive Stock Option Plan

1999 Incentive Stock Option Plan

1999 Nonqualified Stock Option Plan

2000 Stock Plan

2000 Employee Stock Purchase Plan

(Full title of plans)

Glenn P. Muir

Executive Vice President, Treasurer and Secretary

Third Wave Technologies, Inc.

c/o Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

(Name and address of agent for service)

(508) 999-7300

(Telephone number, including area code, of agent for service)

Copies to:

Philip J. Flink, Esq.

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

(617) 856-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On July 24, 2008, Thunder Tech Corp. (“Thunder Tech”), a Delaware corporation and direct wholly owned subsidiary of Hologic, Inc. (“Hologic”), a Delaware corporation, was merged with and into Third Wave Technologies, Inc., a Delaware corporation (the “Registrant”), whereby the separate existence of Thunder Tech ceased, and the Registrant became the surviving corporation and direct wholly owned subsidiary of Hologic (the “Merger”). The Merger was effectuated pursuant to the terms of an Agreement and Plan of Merger, dated as of June 8, 2008, by and among Hologic, Thunder Tech and the Registrant. Shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), have ceased being quoted on the Nasdaq Stock Market and have been deregistered under the Securities Exchange Act of 1934. The Registrant has also filed a certification and notice of termination on Form 15 with respect to the Registrant’s Common Stock.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s Common Stock pursuant to its existing registration statements. Accordingly, pursuant to Rule 478 under the Securities Act of 1933, as amended (the “Act”), and the undertakings pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act contained in the Registration Statement on Form S-8 (No. 333-57664 filed March 27, 2001) (the “Registration Statement”), this Post-Effective Amendment No. 1 to the Registration Statement is filed to deregister all shares of Common Stock previously registered that remain available for future grant as of the date hereof under the Registrant’s 1995 Incentive Stock Option Plan, 1997 Incentive Stock Option Plan, 1997 Nonqualified Stock Option Plan, 1998 Incentive Stock Option Plan, 1999 Incentive Stock Option Plan, 1999 Nonqualified Stock Option Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan.

The Registrant hereby removes from registration all shares of the Registrant’s Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bedford, Commonwealth of Massachusetts, on July 24, 2008.

THIRD WAVE TECHNOLOGIES, INC.

By:	/s/ Glenn P. Muir
Name: Glenn P. Muir
Title: Executive Vice President, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Cascella	President and Director	July 24, 2008
Robert A. Cascella

/s/ Glenn P. Muir	Executive Vice President, Treasurer and Secretary and Director	July 24, 2008
Glenn P. Muir